Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 31, 2009, relating to the financial statements of Arno Therapeutics, Inc. as of December 31, 2008 and 2007, and for the years then ended, and for the period from August 1, 2005 (inception) through December 31, 2008, in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-152660) for the registration of 10,562,921 shares of common stock.  We also hereby consent to the reference of our Firm under the heading “Experts” in such Registration Statement.

/s/ Hays & Company LLP
April 13, 2009
New York, New York